FORM OF AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made as of this [ ] day of [ ], 2018, by and among Madison Covered Call & Equity Strategy Fund, a Delaware statutory trust (the “Acquiring Fund”) and Madison Strategic Sector Premium Fund, a Delaware statutory trust (the “Acquired Fund”) (each of the Acquiring Fund and Acquired Fund referred to herein as a “Fund” and collectively, the “Funds”). Madison Asset Management, LLC, a Wisconsin limited liability company (“Madison”), is a party to this Agreement with respect to Section 9.1 hereof only. The principal place of business of the Funds and Madison is 550 Science Drive, Madison, Wisconsin 53711.
This Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder. The reorganization will consist of the merger pursuant to Delaware law of the Acquired Fund with and into the Acquiring Fund pursuant to which shares of the Acquired Fund will be converted into newly-issued common shares, $0.01 par value per share, of the Acquiring Fund (“Acquiring Fund Shares”), as provided herein, all upon the terms and conditions set forth in this Agreement (the “Merger”).
WHEREAS, the Acquiring Fund and the Acquired Fund are closed-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Acquired Fund owns securities that are assets of the character in which the Acquiring Fund is permitted to invest;
WHEREAS, the Acquiring Fund, upon approval by its shareholders, will be authorized to issue the Acquiring Fund Shares;
WHEREAS, the Board of Trustees of the Acquiring Fund has determined that the Merger is in the best interests of the Acquiring Fund and that the interests of the existing shareholders of the Acquiring Fund will not be diluted as a result of the Merger; and
WHEREAS, the Board of Trustees of the Acquired Fund has determined that the Merger is in the best interests of the Acquired Fund and that the interests of the existing shareholders of the Acquired Fund will not be diluted as a result of the Merger.
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:
ARTICLE I
MERGER
1.1 MERGER. Subject to the terms and conditions contained herein and on the basis of the representations and warranties contained herein, and in accordance with Delaware law, at the Effective Time (as defined in Section 1.1(d)), the Acquired Fund shall be merged with and into the Acquiring Fund, the separate existence of the Acquired Fund shall cease and the Acquiring

Fund shall be the surviving company in the Merger (sometimes referred to herein as the “Surviving Fund”), in accordance with Delaware law.
(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any shares of the Acquired Fund, each common share of beneficial interest of the Acquired Fund issued and outstanding immediately prior to the Effective Time (the “Acquired Fund Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the number of Acquiring Fund Shares provided for in Section 2.3.

(b) At the Effective Time, the Acquiring Fund shall continue in existence as the Surviving Fund, and without any further action being required, shall succeed to and possess all of the rights, privileges and powers of the Acquired Fund without further act or deed. The Acquiring Fund, as the Surviving Fund, shall be liable for all of the liabilities and obligations of the Acquired Fund, and any claim or judgment against the Acquired Fund may be enforced against the Acquiring Fund, as the Surviving Fund, in accordance with applicable law.

(c) The Acquiring Fund will issue Acquiring Fund Shares to shareholders of the Acquired Fund (the “Acquired Fund Shareholders”) upon the conversion of their Acquired Fund Shares by opening shareholder accounts on the share ledger records of the Acquiring Fund in the names of and in the amounts due to the shareholders of the Acquired Fund pursuant to Section 2.3. Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s transfer agent, and the Acquiring Fund will not issue certificates representing Acquiring Fund Shares in connection with the Merger, except for any global share certificate or certificates required by a securities depository in connection with the establishment of book-entry ownership of the Acquiring Fund Shares. All Acquiring Fund Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

(d) Upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of the State of Delaware in accordance with Delaware law. The Merger shall become effective at such time as the Certificate of Merger is duly filed, or at such subsequent date or time as the parties shall agree and specify in the Certificate of Merger (the “Effective Time”).

(e) The Agreement and Declaration of Trust and Bylaws of the Acquiring Fund as in effect immediately prior to the Effective Time shall remain unchanged as a result of the Merger.

1.2 STATE FILINGS. Prior to the Closing Date (as defined in Section 3.1), the Acquired Fund shall make any filings with the State of Delaware that may be required under the laws of the State of Delaware in connection with this Agreement.
1.3 TRANSFER TAXES. Any transfer taxes payable upon the issuance of Acquiring Fund Shares in a name other than the registered holder of the Acquired Fund shares on the books of the Acquired Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be issued and transferred.

1.4 BOOKS AND RECORDS. All books and records of the Acquired Fund, including all books and records required to be maintained under the 1940 Act and the rules and regulations thereunder, shall be available to the Acquiring Fund from and after the Closing Date and shall be turned over to the Acquiring Fund as soon as practicable following the Closing Date.
1.5 DIVIDEND. In order for the Acquired Fund to comply with Section 852(a)(1) of the Code and to avoid having any investment company taxable income or taxable net capital gain (as defined in Sections 852(b)(2) and 852(b)(3)(A) of the Code, respectively) in the short taxable year ending with the Merger, the Acquired Fund will on or before the Valuation Date (as defined in Section 2.1) (a) declare a dividend in an amount large enough so that it will have declared dividends of all of its investment company taxable income and net capital gain, if any, for such taxable year (determined without regard to any deduction for dividends paid) and (b) distribute such dividend.
ARTICLE II
VALUATION
2.1 VALUATION OF ASSETS AND LIABILITIES. The value of the Acquired Fund’s net assets shall be the value of all of the Acquired Fund’s assets as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the business day immediately prior to the Closing Date (such time and date the “Valuation Date”), less the amount of all the Acquired Fund’s liabilities. The value of the Acquired Fund’s assets and liabilities shall be determined by using the valuation procedures adopted by the Acquired Fund or such other valuation procedures as shall be mutually agreed upon by the parties.
2.2 VALUATION OF SHARES. The net asset value per Acquiring Fund Share shall be computed as of the Valuation Date, using the valuation procedures adopted by the Acquired Fund or such other valuation procedures as shall be mutually agreed upon by the parties.
2.3 SHARES TO BE ISSUED. As of the Effective Time, each Acquired Fund Share outstanding immediately prior to the Effective Time shall be converted into a number of Acquiring Fund Shares, which number shall be determined by dividing the value of the Acquired Fund’s net assets determined in accordance with Section 2.1 by the net asset value per Acquiring Fund Share determined in accordance with Section 2.2. The aggregate net asset value of Acquiring Fund Shares received by Acquired Fund Shareholders in the Merger will equal, as of the Valuation Date, the aggregate net asset value of the Acquired Fund Shares held by Acquired Fund Shareholders as of such time. No fractional Acquiring Fund Shares will be issued to the Acquired Fund Shareholders and, in lieu of such fractional shares, the Acquired Fund Shareholders will receive cash. In the event there are fractional Acquiring Fund Shares due to Acquired Fund Shareholders at the Effective Time after the Acquired Fund Shares have been converted into Acquiring Fund Shares, the Acquiring Fund’s transfer agent will aggregate such fractional shares and sell the resulting whole on the exchange on which such shares are listed for the account of all such Acquired Fund Shareholders, and each such Acquired Fund Shareholder will be entitled to a pro rata share of the proceeds from such sale. With respect to the aggregation and sale of fractional shares, the Acquiring Fund’s transfer agent will act directly on behalf of the Acquired Fund Shareholders entitled to receive fractional shares and will accumulate such fractional shares, sell the shares and distribute the cash proceeds net of brokerage commissions, if any, directly to Acquired Fund Shareholders entitled to receive the fractional shares (without interest and subject to withholding taxes).
2.4 EFFECT OF SUSPENSION IN TRADING. In the event that on the Valuation Date, either:  (a) the NYSE or primary exchange on which the portfolio securities of the Acquiring Fund or the Acquired Fund are purchased or sold, shall be closed to trading or trading on such exchange shall be restricted; or (b) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquiring Fund or the Acquired Fund is impracticable, then the Valuation Date shall be postponed until the first business day after the day when trading is fully resumed and reporting is restored.
2.5 COMPUTATIONS OF NET ASSETS. All computations of net asset value shall be made by or under the direction of State Street Bank (“SSB”) in accordance with its regular practice as fund administrator.
ARTICLE III
CLOSING AND CLOSING DATE
3.1 CLOSING DATE.  Subject to the satisfaction or waiver of the conditions set forth herein, the closing of the Merger (the “Closing”) shall occur on October 8, 2018, or such other date as the parties may agree in writing (the “Closing Date”). Unless otherwise provided, all acts taking place at the Closing shall be deemed to take place immediately after the close of regular trading on the Valuation Date. The Closing shall be held at 550 Science Drive, Madison, Wisconsin 53711, or at such other place as the parties may agree.
3.2 CUSTODIAN’S CERTIFICATE. The Acquired Fund shall cause SSB, as custodian for the Acquired Fund (the “Custodian”), to deliver to the Acquiring Fund at the Closing a certificate of an authorized officer stating that:  (a) the Acquired Fund’s portfolio securities, cash, and any other assets shall have been delivered in proper form to the Acquiring Fund on the Closing Date; and (b) all necessary taxes including all applicable U.S. federal and state stock transfer stamps, if any, have been paid, or provisions for payment have been made, in conjunction with the delivery of portfolio securities by the Acquired Fund. The Acquired Fund’s portfolio securities represented by a certificate or other written instrument shall be presented by the Custodian for the Acquired Fund to the custodian for the Acquiring Fund for examination no later than five (5) business days preceding the Closing Date and transferred and delivered by the Acquired Fund as of the Closing Date for the account of the Acquiring Fund, duly endorsed in proper form for the transfer in such condition as to constitute good delivery thereof.
3.3 TRANSFER AGENT’S CERTIFICATE.
(a) The Acquired Fund shall cause Computershare Investor Services, as transfer agent for the Acquired Fund, to deliver to the Acquiring Fund at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the respective Acquired Fund

Shareholders, and the number, class and percentage ownership of outstanding shares owned by each such shareholder immediately prior to the Closing.
(b) The Acquiring Fund shall issue and deliver or cause Computershare Investor Services, its transfer agent, to issue and deliver to the Acquired Fund a confirmation evidencing the Acquiring Fund Shares to be credited on the Closing Date to the Secretary of the Acquired Fund or provide evidence satisfactory to the Acquired Fund that such Acquiring Fund Shares have been credited to the Acquired Fund’s account on the books of the Acquiring Fund.
3.4 DELIVERY OF ADDITIONAL ITEMS. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, receipts and other documents, if any, as such other party or its counsel may reasonably request to effect the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
4.1 REPRESENTATIONS OF THE ACQUIRED FUND. The Acquired Fund represents and warrants to the Acquiring Fund as follows:
(a) The Acquired Fund is a statutory trust, duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b) The Acquired Fund is duly authorized in accordance with the applicable provisions of the Acquired Fund’s Agreement and Declaration of Trust and Bylaws, each as may be amended and/or restated from time to time.
(c) The Acquired Fund is registered as a closed-end management investment company under the 1940 Act, and such registration has not been revoked or rescinded and is in full force and effect.
(d) The Acquired Fund is not, and the execution, delivery, and performance of this Agreement (subject to shareholder approval) will not result, in the violation of any provision of the Acquired Fund’s Agreement and Declaration of Trust or Bylaws, each as may be amended and/or restated from time to time, or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Acquired Fund is a party or by which it is bound.
(e) The Acquired Fund has no material contracts or other commitments that will be terminated with liability to the Acquired Fund before the Closing Date.
(f) No litigation, administrative proceeding, or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Acquired Fund or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business, or the ability of the Acquired Fund to carry out the transactions contemplated by this Agreement. The Acquired Fund knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated herein.
(g) The financial statements of the Acquired Fund as of its most recently completed fiscal year end have been prepared in accordance with generally accepted accounting principles and have been audited by independent auditors, and such statements (copies of which have been made available to the Acquiring Fund) fairly reflect the financial condition of the Acquired Fund as of such date, and there are no known contingent liabilities of the Acquired Fund as of such date that are not disclosed in such statements. The Acquiring Fund acknowledges that, for purposes of making this representation, the Acquired Fund may rely on the opinions rendered by its independent registered public accounting firm in connection with the preparation of those annual financial statements.
(h) Since the date of the financial statements referred to in subsection (g) above, there have been no material adverse changes in the Acquired Fund’s financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business) and the Acquired Fund has no knowledge of any material contingent liabilities of the Acquired Fund arising after such date. For the purposes of this subsection (h), a decline in the net asset value of the Acquired Fund shall not constitute a material adverse change.
(i) All U.S. federal, state, local and other tax returns and reports of the Acquired Fund required by law to be filed by it (taking into account permitted extensions for filing) have been timely filed and are correct in all material respects. All U.S. federal, state, local and other taxes required to be paid (whether or not shown on any such return or report) have been paid, or provision shall have been made for the payment thereof and any such unpaid taxes are properly reflected on the financial statements referred to in subsection (h) above. To the best of the Acquired Fund’s knowledge, no tax authority is currently auditing or preparing to audit the Acquired Fund, and no assessment for taxes, interest, additions to tax, or penalty has been asserted against the Acquired Fund.
(j) All issued and outstanding shares of the Acquired Fund are duly and validly issued and outstanding, fully paid and non-assessable by the Acquired Fund. All of the issued and outstanding shares of the Acquired Fund will, at the time of the Closing, be held by the persons and in the amounts set forth in the records of the Acquired Fund’s transfer agent as provided in Section 3.3. The Acquired Fund has no outstanding options, warrants, or other rights to subscribe for or purchase any shares of the Acquired Fund, and has no outstanding securities convertible into shares of the Acquired Fund.
(k) At the time of the Closing, the Acquired Fund will have good and marketable title to the Acquired Fund’s assets to be transferred to the Acquiring Fund pursuant to Section 1.2, and full right, power, and authority to sell, assign, transfer, and deliver such assets, and the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, except those restrictions as to which the Acquiring Fund has received notice prior to the Closing.

(l) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Acquired Fund, including such determinations of the Acquired Fund Board as may be required by Rule 17a-8 of the 1940 Act. Subject to approval by the Acquired Fund Shareholders, this Agreement constitutes a valid and binding obligation of the Acquired Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.
(m) The information furnished by the Acquired Fund to the Acquiring Fund for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents that may be necessary in connection with the transactions contemplated herein shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations.
(n) From the effective date of the Registration Statement (as defined in Section 5.6), through the date of the special meeting of the Acquired Fund’s Shareholders called pursuant to Section 5.2 and on the Closing Date, any written information furnished by the Acquired Fund for use in the Joint Proxy Statement/Prospectus (as defined in Section 5.6), or any other materials provided in connection with the Merger, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not misleading.
(o) For each taxable year of its operations (including the current taxable year ending on the Closing Date), the Acquired Fund (i) has elected to qualify, and has qualified or will qualify (in the case of the current taxable year ending on the Closing Date), as a “regulated investment company” under the Code (a “RIC”), (ii) has been eligible to and has computed, or will be eligible and will compute (in the case of the current taxable year ending on the Closing Date) its U.S. federal income tax under Section 852 of the Code, and (iii) has been, and will be as of the Closing Date treated as a separate corporation for U.S. federal income tax purposes pursuant to Section 851(g) of the Code. The Acquired Fund has not taken any action, caused any action to be taken or caused any action to fail to be taken which action or failure could cause the Acquired Fund to fail to qualify as a RIC under the Code.
(p) No governmental consents, approvals, authorizations or filings are required under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), the 1940 Act or Delaware state law, as applicable, is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as have been or will be obtained.
4.2 REPRESENTATIONS OF THE ACQUIRING FUND. The Acquiring Fund represents and warrants to the Acquired Fund as follows:
(a) The Acquiring Fund is a statutory trust, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Acquiring Fund is duly authorized in accordance with the applicable provisions of the Acquiring Fund’s Agreement and Declaration of Trust and Bylaws, each as may be amended and/or restated from time to time.
(c) The Acquiring Fund is registered as a closed-end management investment company under the 1940 Act, and such registration has not been revoked or rescinded and is in full force and effect.
(d) The Acquiring Fund is not, and the execution, delivery and performance of this Agreement (subject to shareholder approval) will not result, in a violation of the Acquiring Fund’s Declaration of Trust or Bylaws, each as may be amended and/or restated from time to time, or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which the Acquiring Fund is a party or by which it is bound.
(e) No litigation, administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Acquiring Fund or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business or the ability of the Acquiring Fund to carry out the transactions contemplated by this Agreement. The Acquiring Fund knows of no facts that might form the basis for the institution of such proceedings and it is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transaction contemplated herein.
(f) The financial statements of the Acquiring Fund as of its most recently completed fiscal year end have been prepared in accordance with generally accepted accounting principles and have been audited by independent auditors, and such statements (copies of which have been made available to the Acquired Fund) fairly reflect the financial condition of the Acquiring Fund as of such date, and there are no known contingent liabilities of the Acquiring Fund as of such date that are not disclosed in such statements. The Acquired Fund acknowledges that, for purposes of making this representation, the Acquiring Fund may rely on the opinions rendered by its independent registered public accounting firm in connection with the preparation of those annual financial statements.
(g) Since the date of the financial statements referred to in subsection (f) above, there have been no material adverse changes in the Acquiring Fund’s financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business) and the Acquiring Fund has no knowledge of any material contingent liabilities of the Acquiring Fund arising after such date. For the purposes of this subsection (g), a decline in the net asset value of the Acquiring Fund shall not constitute a material adverse change.
(h) All U.S. federal, state, local and other tax returns and reports of the Acquiring Fund required by law to be filed by it (taking into account permitted extensions for filing) have been timely filed and are correct in all material respects. All U.S. federal, state, local and other taxes required to be paid (whether or not shown on any such return or report) have been paid, or provision shall have been made for the payment thereof and any such unpaid taxes are properly reflected on the financial statements referred to in subsection (f) above. To the best of the Acquiring Fund’s knowledge, no tax authority is currently auditing or preparing to audit the Acquiring Fund, and no assessment for taxes, interest, additions to tax, or penalty has been asserted against the Acquiring Fund.

(i) The Acquiring Fund Shares to be issued and delivered to the Acquired Fund for the account of the Acquired Fund Shareholders pursuant to the terms of this Agreement will, at the Closing Date, have been duly authorized. When so issued and delivered, such shares will be duly and validly issued shares of the Acquiring Fund, and will be fully paid and non-assessable. The Acquiring Fund has no outstanding options, warrants or other rights to subscribe for or purchase any shares of the Acquiring Fund, and has no outstanding securities convertible into shares of the Acquiring Fund.
(j) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Acquiring Fund, including such determinations of the Acquiring Fund Board as may be required by Rule 17a-8 of the 1940 Act. Subject to approval by the Acquiring Fund shareholders (the “Acquiring Fund Shareholders”), this Agreement constitutes a valid and binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles.
(k) The information to be furnished by the Acquiring Fund to the Acquired Fund for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents that may be necessary in connection with the transactions contemplated herein shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations.
(l) From the effective date of the Registration Statement (as defined in Section 5.6), through the date of the annual meeting of the Acquiring Fund Shareholders called pursuant to Section 5.2 and on the Closing Date, any written information furnished by the Acquiring Fund with respect to the Acquiring Fund for use in the Joint Proxy Statement/Prospectus (as defined in Section 5.6), or any other materials provided in connection with the Merger, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not misleading.
(m) The Joint Proxy Statement/Prospectus (defined in Section 5.6) initially filed with the Securities and Exchange Commission (the “Commission”) on or about July 6, 2018 on Form N-14, which will become effective prior to the Closing Date, conforms and, as of its effective date and the Closing Date, will conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not and, as of its effective date and the Closing Date, will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(n) For each taxable year of its operations (including the taxable year that includes the Closing Date), the Acquiring Fund (i) has elected to qualify, and has qualified or will qualify (in the case of the taxable year that includes the Closing Date) as a RIC under the Code and intends to continue to qualify for such treatment for its subsequent taxable years, (ii) has been eligible to and has computed its U.S. federal income tax under Section 852 of the Code, and will do so for the taxable year that includes the Closing Date, and (iii) has been, and will be (in the case of the taxable year that includes the Closing Date), treated as a separate corporation for U.S. federal income tax purposes pursuant to Section 851(g) of the Code. The Acquiring Fund has not taken any action, caused any action to be taken or caused any action to fail to be taken which action or failure could cause the Acquiring Fund to fail to qualify as a RIC under the Code.
(o) No governmental consents, approvals, authorizations or filings are required under the 1933 Act, the 1934 Act, the 1940 Act or Delaware law for the execution of this Agreement by the Acquiring Fund, or the performance of the Agreement by the Acquiring Fund, except such as have been or will be obtained.
(p) The Acquiring Fund agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act, and any state securities laws as it may deem appropriate in order to continue its operations after the Closing Date.
ARTICLE V
COVENANTS OF ACQUIRING FUND AND ACQUIRED FUND
5.1 OPERATION IN ORDINARY COURSE. Subject to Section 1.5, the Acquired Fund and the Acquiring Fund will operate their respective businesses in the ordinary course between the date of this Agreement and the Closing Date, it being understood that such ordinary course of business will include customary dividends and distributions, and any other distribution necessary or desirable to avoid U.S. federal income or excise taxes. No party shall take any action that would, or reasonably would be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.
5.2 SHAREHOLDER APPROVAL. The Acquired Fund will call a special meeting of its shareholders to consider and act upon this Agreement (including any transactions contemplated hereby) and to take all other appropriate action necessary to obtain approval of the transactions contemplated herein. The Acquiring Fund will call an annual meeting of its shareholders to consider and act upon this Agreement (including any transactions contemplated hereby), to consider the issuance of Acquiring Fund Shares to the Acquired Fund Shareholders pursuant to this Agreement, and to take all other appropriate action necessary to obtain approval of the transactions contemplated herein. The annual meeting and the special meeting are collectively referred to herein as the “Meetings.”
5.3 ADDITIONAL INFORMATION. The Acquired Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Acquired Fund Shares.

5.4 FURTHER ACTION. Subject to the provisions of this Agreement, each Fund will take or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any actions required to be taken after the Closing Date.
5.5 STATEMENT OF EARNINGS AND PROFITS. As promptly as practicable, but in any case within (sixty) 60 days after the Closing Date, the Acquired Fund shall furnish the Acquiring Fund, in such form as is reasonably satisfactory to the Acquiring Fund and which will be certified by the Acquired Fund’s Treasurer, a statement of the earnings and profits of the Acquired Fund for U.S. federal income tax purposes as well as any net operating loss carryovers and capital loss carryovers, that will be carried over to the Acquiring Fund as a result of Section 381 of the Code.
5.6 PREPARATION OF REGISTRATION STATEMENT AND PROXY MATERIALS. The Acquiring Fund will prepare and file with the Commission a registration statement on Form N-14 relating to the Acquiring Fund Shares to be issued to the Acquired Fund Shareholders (the “Registration Statement”). The Registration Statement shall include a joint proxy statement of the Funds and a prospectus of the Acquiring Fund relating to the transactions contemplated by this Agreement (the “Joint Proxy Statement/Prospectus”). The Registration Statement shall be in material compliance with the 1933 Act, the 1934 Act, and the 1940 Act, as applicable. Each party will provide the other party with the materials and information necessary to prepare the proxy statement and related materials (the “Proxy Materials”), for inclusion therein, in connection with the Meetings.
5.7 REPORTING RESPONSIBILITY. Any reporting responsibility of the Acquired Fund, including, without limitation, the responsibility for filing of regulatory reports, tax returns or other documents with the Commission, any state securities commission, and any U.S. federal, state or local tax authorities or any other relevant authority, is and shall remain the responsibility of the Acquired Fund.
5.8 TAX STATUS OF MERGER. It is the intention of the parties that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither the Acquired Fund nor the Acquiring Fund shall (either before or after the Closing Date) take any action or cause any action to be taken (including, without limitation the filing of any tax return) that is inconsistent with such treatment or that results in the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. At or prior to the Closing Date, the parties to this Agreement will take such reasonable action, or cause such action to be taken, as is reasonably necessary to enable Godfrey & Kahn, S.C. to render the tax opinion contemplated in this Agreement.
5.9 FUND FINANCIAL STATEMENTS. The financial statements of the Acquired Fund for the most recent semi-annual period concluded prior to the date hereof will be prepared in accordance with generally accepted accounting principles, and such statements (copies of which have been made available to the Acquiring Fund) will fairly reflect the financial condition of such Acquired Fund as of the end of such semi-annual period, and there will be no known contingent liabilities of the Acquired Fund as of such date that are not disclosed in such statements.

ARTICLE VI
CONDITION PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND
The obligations of the Acquired Fund to consummate the transactions provided for herein shall be subject to the fulfillment or waiver of the following conditions:
6.1 All representations, covenants, and warranties of the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date. The Acquiring Fund shall have delivered to the Acquired Fund a certificate executed in the Acquiring Fund’s name by the Acquiring Fund’s President and its Treasurer, in form and substance satisfactory to the Acquired Fund and dated as of the Closing Date, to such effect and as to such other matters as the Acquired Fund shall reasonably request.
6.2 The Acquiring Fund shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND
The obligations of the Acquiring Fund to consummate the transactions provided for herein shall be subject to the fulfillment or waiver of the following conditions:
7.1 All representations, covenants, and warranties of the Acquired Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date. The Acquired Fund shall have delivered to the Acquiring Fund on the Closing Date a certificate executed in the Acquired Fund’s name by the Acquired Fund’s President and Treasurer, in form and substance satisfactory to the Acquiring Fund and dated as of the Closing Date, to such effect and as to such other matters as the Acquiring Fund shall reasonably request.
7.2 The Acquired Fund shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing.

7.3 The Acquired Fund shall have delivered to the Acquiring Fund a statement of the Acquired Fund’s assets and liabilities, together with a list of the Acquired Fund’s portfolio securities showing the tax basis of such securities by lot and the holding periods of such securities, as of the Closing Date, certified by the Treasurer of the Acquired Fund.

7.4 The Acquired Fund shall have delivered such other records, agreements, certificates, instruments and such other documents as the Acquiring Fund shall reasonably request.

ARTICLE VIII
FURTHER CONDITIONS PRECEDENT
The obligations of each Fund shall also be subject to the following:
8.1 (a) With respect to the Acquired Fund, this Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the holders of the outstanding Acquired Fund Shares in accordance with applicable law and the provisions of the Acquired Fund’s Agreement Declaration of Trust and Bylaws, each as may be amended or restated from time to time; and (b) With respect to the Acquiring Fund, (i) (X) this Agreement and the transactions contemplated herein and (Y) the issuance of the Acquiring Fund Shares as contemplated herein shall have been approved by the requisite vote of the holders of the outstanding Acquiring Fund shares in accordance with applicable law and the provisions of the Acquiring Fund’s Agreement Declaration of Trust and Bylaws, each as may be amended or restated from time to time.  Notwithstanding anything herein to the contrary, neither Fund may waive the conditions set forth in this Section 8.1.
8.2 The Acquiring Fund shall have adopted and maintained any and all agreements necessary for the Acquiring Fund’s operation as a closed-end investment company.
8.3 On the Closing Date, the Commission shall not have issued an unfavorable report under Section 25(b) of the 1940 Act, or instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act. Furthermore, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated herein.
8.4 All required consents of other parties and all other consents, orders, and permits of federal, state and local regulatory authorities (including those of the Commission and of state securities authorities, including any necessary “no-action” positions and exemptive orders from such federal and state authorities) to permit consummation of the transactions contemplated herein shall have been obtained.
8.5 The Registration Statement shall have become effective under the 1933 Act, and no stop orders suspending the effectiveness thereof shall have been issued. To the best knowledge of the parties to this Agreement, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.
8.6 The Acquired Fund shall have declared and paid a dividend or dividends and/or other distribution or distributions that, together with all previous such dividends or distributions, shall have the effect of distributing to the Acquired Fund Shareholders all of the Acquired Fund’s

investment company taxable income (computed without regard to any deduction for dividends paid) and all of its net capital gain (after reduction for any capital loss carryforward and computed without regard to any deduction for dividends paid) for all taxable years ending on or before the Closing Date.
8.7 The Funds shall have received an opinion of Godfrey & Kahn, S.C. substantially to the effect that for U.S. federal income tax purposes:
(a) The merger of the Acquired Fund with and into the Acquiring Fund pursuant to applicable state laws will constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to such merger.
(b) No gain or loss will be recognized by the Acquiring Fund upon the merger of the Acquired Fund with and into the Acquiring Fund pursuant to applicable state laws.
(c) No gain or loss will be recognized by the Acquired Fund upon the merger of the Acquired Fund with and into the Acquiring Fund pursuant to applicable state laws.
(d) No gain or loss will be recognized by the Acquired Fund Shareholders upon the conversion of all their Acquired Fund shares solely for Acquiring Fund Shares in the merger of the Acquired Fund with and into the Acquiring Fund, except with respect to any gain attributable to the receipt of cash by the Acquired Fund Shareholders in lieu of fractional shares.
(e) The aggregate basis of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Merger will be the same as the aggregate basis of the Acquired Fund Shares converted into such Acquiring Fund Shares, except with respect to any amounts attributable to the receipt of cash by the Acquired Fund Shareholders in lieu of fractional shares. The holding period of Acquiring Fund Shares received by each Acquired Fund Shareholder will include the period during which the Acquired Fund Shares that were converted into such Acquiring Fund Shares were held by such shareholder, provided such Acquired Fund Shares are held as capital assets at the time of the Merger.
(f) The basis of the Acquired Fund’s assets received by the Acquiring Fund in the Merger will be the same as the basis of such assets to the Acquired Fund immediately before the Merger. The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.
No opinion will be expressed as to whether any gain or loss will be recognized, or whether the applicable basis or holding period of an asset will be impacted: (1) on assets in which gain or loss recognition is required by the Code even if the transaction otherwise constitutes a nontaxable transaction, (2) on “Section 1256 contracts” as defined in Section 1256(b) of the Code, (3) on stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, (4) as a result of the closing of the tax year of the Acquired Fund, (5) upon termination of a position, or (6) as a result of the investment activities of the Acquiring Fund.

Such opinion shall be based on customary assumptions and such representations as Godfrey & Kahn, S.C. may reasonably request of the Funds, including with respect to any related transactions, and the Funds will cooperate to make and certify the accuracy of such representations. Notwithstanding anything herein to the contrary, neither the Acquiring Fund nor the Acquired Fund may waive the conditions set forth in this Section 8.7.
ARTICLE IX
EXPENSES
9.1 Expenses incurred in connection with the Merger will be paid by Madison Asset Management, LLC, the investment advisor to the Funds. Merger expenses include, without limitation: (a) expenses associated with the preparation, filing, printing and distribution, as applicable, of the Registration Statement and other Proxy Materials; (b) Commission and state securities commission filing fees; (c) legal and accounting fees in connection with the Merger; (d) stock exchange fees; (e) transfer agency fees; (f) portfolio transfer taxes (if any); (g) solicitation costs of the transactions; and (h) any similar expenses incurred in connection with the Merger.
9.2 Each party represents and warrants to the other that there is no person or entity entitled to receive any broker’s fees or similar fees or commission payments in connection with the transactions provided for herein.
9.3 Notwithstanding the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another party of such expenses would result in the disqualification of the Acquired Fund or the Acquiring Fund, as the case may be, as a RIC.
ARTICLE X
ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES
10.1 The parties agree that no party has made to the other parties any representation, warranty and/or covenant not set forth herein, and that this Agreement constitutes the entire agreement between and among the parties.
10.2 The representations, warranties, and covenants contained in this Agreement or in any document delivered pursuant to or in connection with this Agreement shall not survive the consummation of the transactions contemplated hereunder.
ARTICLE XI
TERMINATION
11.1 This Agreement may be terminated by the mutual agreement of the Funds and such termination may be effected by the President of each Fund in writing without further action by their Boards of Trustees. In addition, either the Acquiring Fund or the Acquired Fund may at its option terminate this Agreement at or before the Closing Date due to:
(a) a material breach by the other party of any representation, warranty, or agreement contained herein to be performed at or before the Closing Date, if not cured within thirty (30) days of written notice thereof;
(b) a condition precedent to the obligations of the terminating party that has not been met and it reasonably appears that it will not or cannot be met; or
(c) a determination by the Board of Trustees of the Acquiring Fund or the Board of Trustees of the Acquired Fund that the consummation of the transactions contemplated herein is not in the best interests of the Acquiring Fund or Acquired Fund, respectively.
11.2 In the event of any such termination, in the absence of willful default, there shall be no liability for damages on the part of the Acquiring Fund or the Acquired Fund, or their Board members and officers. In the event of willful default, all remedies at law or in equity of the party adversely affected shall survive.
ARTICLE XII
AMENDMENTS
12.1 This Agreement may be amended, modified, or supplemented in such manner as may be mutually agreed upon in writing by the officers of the Acquiring Fund and the Acquired Fund as authorized by their Boards of Trustees; provided, however, that following the Meetings called pursuant to Section 5.2 of this Agreement, no such amendment may have the effect of (a) changing the provisions for determining the number of Acquiring Fund Shares to be issued to the Acquired Fund Shareholders under this Agreement to the detriment of such shareholders without their further approval; or (b) effecting any change that would adversely affect the Acquiring Fund Shareholders without their further approval.
ARTICLE XIII
HEADINGS; COUNTERPARTS; GOVERNING LAW;
ASSIGNMENT; LIMITATION OF LIABILITY
13.1 The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
13.2 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
13.3 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws.

13.4 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but, except as provided in this section, no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
13.5 It is expressly agreed that the obligations of each Fund hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents, or employees of the Acquiring Fund or the Acquired Fund personally, but shall bind only the property of the respective Fund, as provided in the Agreement and Declaration of Trust of the respective Fund. All persons shall look only to the assets of the applicable Fund to satisfy the obligations of such Fund hereunder. The execution and delivery of this Agreement have been authorized by the Board of Trustees of the Acquiring Fund and the Board of Trustees of the Acquired Fund and signed by authorized officers of the Acquiring Fund and the Acquired Fund, respectively, acting as such. Neither the authorization by such Boards of Trustees nor the execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the respective Fund.
13.6 It is understood and agreed that the use of a single agreement is for administrative convenience only and shall constitute a separate agreement between the Acquired Fund and the Acquiring Fund, as if each party had executed a separate document. No Fund shall have any liability for the obligations of any other Fund, and the liabilities of each Fund shall be several and not joint.
ARTICLE XIV
NOTICES
14.1 Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be deemed duly given if delivered by hand (including by FedEx or similar express courier) or transmitted by facsimile or three days after being mailed by prepaid registered or certified mail, return receipt requested, addressed to the Acquired Fund or to the Acquiring Fund at the applicable address set forth in the first paragraph of this Agreement, or to any other address that the Acquired Fund or the Acquiring Fund shall have last designated by notice to the other party.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, as of the date first written above.

MADISON STRATEGIC SECTOR PREMIUM FUND
By:
Name:
Title:

MADISON COVERED CALL & EQUITY STRATEGY FUND
By:
Name:
Title:
MADISON ASSET MANAGEMENT, LLC (with respect to Section 9.1 hereof only)
By:
Name:
Title: